SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

DEBT RESOLVE, INC.
(Name of Registrant As Specified In Charter)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

DEBT RESOLVE, INC.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

November __, 2005

To Our Stockholders:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, November __, 2005, that our board of directors has recommended, and that the holders of a majority of the voting power of our outstanding common stock intends to vote on December __, 2005, to approve the following:

1.     A grant of discretionary authority to our board of directors to implement a reverse stock split of our outstanding shares of common stock on the basis of one post-reverse split share for up to every ten pre-reverse split shares to occur at some time within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our board of directors. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares.

2.     The Debt Resolve, Inc. 2005 Incentive Compensation Plan, approved by our directors on June 14, 2005, with a total of 900,000 shares authorized for issuance under the Incentive Compensation Plan.

As of the record date, 29,703,900 shares of our common stock were issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

Our executive officers and directors, as a group, beneficially own 18,019,900 shares of our common stock, representing 60.7% of our outstanding shares. Therefore, they will have the power to vote those shares of our common stock, which number exceeds the majority of the issued and outstanding shares of our common stock on the record date.

Our executive officers and directors will vote in favor of the grant of the discretionary authority to our board of directors to effect the reverse stock split of our outstanding common stock and for the approval of the Incentive Compensation Plan. Our executive officers and directors will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We appreciate your continued support and confidence in our company.

Very truly yours,

James D. Burchetta
Co-Chairman, President and Chief Executive Officer

DEBT RESOLVE, INC.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

____________________

INFORMATION STATEMENT

NOVEMBER __, 2005

____________________

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

This information statement is furnished to the holders of record at the close of business on the record date, November __, 2005, to inform our stockholders that our board of directors has recommended, and that the holders of a majority of the voting power of our outstanding common stock intends to vote on December __, 2005, to approve the following:

1.     A grant of discretionary authority to our board of directors to implement a reverse stock split of our outstanding shares of common stock on the basis of one post-reverse split share for up to every ten pre-reverse split shares to occur at some time within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our board of directors. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares.

2.     The Debt Resolve, Inc. 2005 Incentive Compensation Plan, approved by our directors on June 14, 2005, with a total of 900,000 shares authorized for issuance under the Incentive Compensation Plan.

As of the record date, 29,703,900 shares of our common stock were issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

Our executive officers and directors, as a group, beneficially own 18,019,900 shares of our common stock, representing 60.7% of our outstanding shares. Therefore, they will have the power to vote those shares of our common stock, which number exceeds the majority of the issued and outstanding shares of our common stock on the record date.

Our executive officers and directors will vote in favor of the grant of the discretionary authority to our board of directors to effect the reverse stock split of our outstanding common stock and for the approval of the Incentive Compensation Plan. Our executive officers and directors will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

This information statement will be sent on or about November __, 2005, to our stockholders of record who do not sign the majority written consent described in this information statement.

VOTING SECURITIES

In accordance with our by-laws, our board of directors has fixed the close of business on November __, 2005, as the record date for determining the stockholders entitled to notice of the above corporate actions. The grant of discretionary authority to our directors with respect to the reverse stock split and the 2005 Incentive Compensation Plan will be approved if the number of votes cast in favor of the proposed corporate actions exceeds the number of votes cast in opposition to the proposed corporate actions. A majority of the voting power, which includes the voting power that is present in person or by proxy, constitutes a quorum for the transaction of business.

As of the record date, 29,703,900 shares of our common stock were issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders. The common stock is our only currently outstanding voting security.

Our executive officers and directors, as a group, beneficially own 18,019,900 shares of our common stock, representing 60.7% of our outstanding shares. Therefore, they will have the power to vote those shares of our common stock, which number exceeds the majority of the issued and outstanding shares of our common stock on the record date.

Our executive officers and directors will vote in favor of the grant of the discretionary authority to our board of directors to effect the reverse stock split of our outstanding common stock and for the approval of the Incentive Compensation Plan. Our executive officers and directors will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

Distributions and Costs

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and annual reports by contacting us at our address noted above.

No Dissenters’ Rights

Delaware law does not provide for dissenters’ rights in connection with the approval of the corporate actions described in this information statement.

STOCKHOLDER RESOLUTION NO. 1

Grant of Discretionary Authority to the Board to Implement a
One for Up to Ten Reverse Stock Split

Our board of directors has adopted a resolution to seek stockholder approval of discretionary authority to our board of directors to implement a reverse stock split for the purpose of increasing the per share price of our common stock. The reverse split exchange ratio that our board of directors approved and deemed advisable and for which it is seeking stockholder approval is up to ten pre-reverse split shares for each one post-reverse split share, with the reverse stock split to occur within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our directors in their discretion. Approval of this proposal would give the board authority to implement the reverse stock split of the outstanding shares of our common stock on the basis of up to ten pre-reverse split shares for each one post-reverse split share at any time it determined within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares. In addition, approval of this proposal would also give the board authority to decline to implement a reverse stock split.

Our board of directors believes that stockholder approval of a range for the exchange ratio of the reverse stock split (as contrasted with approval of a specified exchange ratio of the reverse split) provides the board of directors with maximum flexibility to achieve the purposes of a stock split and, therefore, is in the best interests of our stockholders. The actual ratio for implementation of the reverse split would be determined by our board of directors based upon its evaluation as to what exchange ratio of pre-reverse split shares to post-reverse split shares would be most advantageous to us and our stockholders.

Our board of directors also believes that stockholder approval of a 120-days range for the effectuation of the reverse stock split (as contrasted with approval of a specified time of the reverse split) provides the board of directors with maximum flexibility to achieve the purposes of a stock split and, therefore, is in the best interests of our stockholders. The actual timing for implementation of the reverse split would be determined by our board of directors based upon its evaluation as to when and whether such action would be most advantageous to us and our stockholders.

If you approve the grant of discretionary authority to our board of directors to implement a reverse stock split and the board of directors decides to implement the reverse stock split, we will effect a reverse stock split of our then issued and outstanding common stock on the basis of up to ten pre-reverse split shares for each one post-split share.

The purpose of the reverse stock split is to provide us with a capital structure conducive to an initial public offering of our shares, such that we would be able to sell an appropriate number of our shares at approximately $5.00 per share, our contemplated initial public offering price. The exact exchange ratio for implementation of the reverse stock split would be determined by our board of directors based upon our final pre-money valuation in our initial public offering which we intend to negotiate with our underwriters. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares. By comparison, a 1-for-6 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 4,950,650 shares.

This information statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

Stockholders should note that if we elect to implement a reverse stock split, there is no assurance that prices for shares of our common stock after the reverse split will be up to ten times greater than the price for shares of our common stock immediately before the reverse stock split, depending on the exchange ratio of the reverse split.

Effect of the Reverse Stock Split

We are a reporting, non-trading public company. The reverse stock split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations under that act.

The voting and other rights of the holders of our common stock would not be affected by the reverse split (other than as described below). For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately before the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse split. The number of stockholders of record would also not be affected by the reverse stock split.

The authorized number of shares of our common stock and the par value of our common stock under our certificate of incorporation would remain the same following the effective time of the reverse stock split.

The number of shares of our common stock issued and outstanding would be reduced following the effective time of the reverse stock split in accordance with the following formula: if our directors decide to implement a 1-for-10 reverse stock split, every ten pre-reverse split shares of our common stock owned by a stockholder will automatically be changed into and become one new, post-reverse split share of our common stock, with ten being equal to the exchange ratio of the reverse stock split, as determined by the directors in their discretion.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately before the effective time divided by the 1-for-10 exchange ratio, or such lesser exchange ratio as may be determined by our directors, subject to adjustment for fractional shares, as described below).

Fractional Shares Rounded Up

In lieu of any fractional shares to which a holder of our common stock would otherwise be entitled as a result of the reverse stock split (by virtue of holding a number of shares of common stock not evenly divisible by ten or by virtue of holding fewer than ten shares of common stock prior to the effective date of the reverse split), we will round up any fraction of a share to the next number of whole shares of common stock. The intention of the reverse stock split is not to reduce the number of our stockholders, and therefore we will not pay cash in lieu of fractional shares. We do not expect that rounding up fractional shares will result in any material increase in the number of our outstanding shares of common stock after the reverse stock split.

We currently have no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the proposed reverse stock split does not increase the risk of us becoming a private company in the future.

Issuance of Additional Shares

The number of authorized but unissued shares of our common stock effectively will be increased significantly by the reverse stock split of our common stock.

If we elect to implement a 1-for-10 reverse stock split, based on the 29,703,900 shares of our common stock outstanding on the record date, and the 50,000,000 shares of our common stock that are currently authorized under our certificate of incorporation, 20,296,100 shares of our common stock remain available for issuance prior to the reverse stock split taking effect. A 1-for-10 reverse stock split would have the effect of decreasing the number of our outstanding shares of our common stock from 29,703,900 to 2,970,390 shares.

Based on the 50,000,000 shares of our common stock that are currently authorized under our certificate of incorporation, if we elect to implement a 1-for-10 reverse stock split, the reverse split, when implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 20,296,100 to 47,029,610 shares. By comparison, if we elect to implement a 1-for-6 reverse stock split, the reverse split, when implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 20,296,100 to 45,049,350 shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or by-laws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by our board of directors. At this time, other than in the proposed initial public offering of our shares, our board does not have any plans to issue new shares of common stock resulting from the effective increase in our authorized but unissued shares because of the reverse stock split.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the reverse stock split.

The following description of the material federal income tax consequences of the reverse stock split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the reverse stock split will be that a stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. With respect to a reverse split, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in his old shares of our common stock.

If a stockholder receives fractional shares as a result of rounding up in excess of what he would otherwise have been entitled to receive, such excess will be treated as a distribution equal to the fair market value of such excess, limited however to our current and accumulated earnings and profits. The amount of the distribution in excess of the accumulated and current earnings and profits reduces the basis of the stockholder’s stock and, to the extent it exceeds the adjusted basis of the stock, to zero and thereafter as long or short-term capital gain.

Effective Date

If the proposed reverse stock split is approved and the board of directors elects to proceed with a reverse split, the split would become effective as of 5:00 p.m., New York time, on the date the reverse split is approved by our board of directors which in any event will not be later than 120 days after the date of this information statement. On such date, all shares of our common stock that were issued and outstanding immediately before the reverse split will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the 1-for-10 exchange ratio or such other exchange ratio as our board determines.

Risks Associated with the Reverse Stock Split

This information statement includes forward-looking statements including statements regarding our intent to solicit approval of a reverse stock split, the timing of the proposed reverse stock split and the potential benefits of a reverse split, including, but not limited to, increasing the per share price of our common stock. The words "believe," "expect," "will, "may" and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Some of the important risk factors affecting our business, that could cause our actual results, performance or financial condition to differ seriously from expectations, include changes in the business practices of credit originators in terms of outsourcing defaulted consumer debt settlement and collection to third-party service providers, changes in government regulations that affect our ability to collect sufficient amounts for our clients on defaulted consumer debt, changes in the credit or capital markets which affect our ability to borrow money or raise capital to service defaulted consumer debt or purchase portfolios of defaulted consumer debt, the degree and nature of our competition, our ability to make strategic acquisitions or purchase defaulted consumer debt portfolios at appropriate prices, and the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations. For a discussion of these and other risk factors, see our registration statement on Form SB-2 (No. 333-128749) filed September 30, 2005, and other filings made by us with the U.S. Securities and Exchange Commission.

If approved and implemented, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in "even lots" of even multiples of 100 shares.

Vote Required

Once a quorum is present and voting, the grant of discretionary authority to our directors to implement a reverse stock split will be approved if the number of votes cast in favor of the grant of authority exceeds the number of votes cast in opposition to the grant of authority.

The board of directors recommends a vote FOR approval of the grant of discretionary authority to our directors to implement a reverse stock split, as described in Attachment A to this information statement.

STOCKHOLDER RESOLUTION NO. 2

Adoption of 2005 Incentive Compensation Plan

On June 14, 2005, our board of directors approved a new 2005 Incentive Compensation Plan. The purpose of our Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. Our executive officers and directors, as a group, beneficially own 18,019,900 shares of our common stock, representing 60.7% of our outstanding shares. They intend to approve the Incentive Compensation Plan. To date, no awards have been issued under the Plan.

The following is a summary of the principal features of the Plan. A copy of the Plan is attached to this information statement as Attachment B. Any stockholder who wishes to obtain copies of the Plan may also do so upon written request to our corporate secretary at our principal executive offices in White Plains, New York.

Administration

Our Incentive Compensation Plan is to be administered by our compensation committee, provided, however, that except as otherwise expressly provided in the Plan, the board of directors may exercise any power or authority granted to the committee under our Plan. Subject to the terms of our Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of our Plan.

Eligibility

The persons eligible to receive awards under our Incentive Compensation Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in our Plan.

Types of Awards

Our Incentive Compensation Plan will provide for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations

The total number of shares of common stock that may be subject to the granting of awards under our Incentive Compensation Plan at any time during the term of the Plan will be equal to 900,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under our Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Our Incentive Compensation Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any 12-month period, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the Plan may not exceed 400,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $2,000,000 multiplied by the number of full years in the performance period.

The committee is authorized to adjust the limitations described in the two preceding paragraphs. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights

The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock

The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under our Incentive Compensation Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards

The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.

Performance Awards

The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under our Incentive Compensation Plan.

Awards under our Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under our Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control

The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in our Incentive Compensation Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate our Incentive Compensation Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our Plan which might increase the cost of our Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Our Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under our Plan, (b) termination of our Plan by the board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of our Plan will remain in effect until they have been exercised or terminated, or have expired.

Vote Required

Once a quorum is present and voting, a simple majority of the voting shares is required to approve the Incentive Compensation Plan.

Our board of directors recommends that stockholders vote FOR the approval of the Incentive Compensation Plan.

Information regarding the beneficial ownership of our common stock by management and the board of directors is noted below.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers, directors or any of their respective affiliates has any interest in either of the matters to be acted upon, as set forth in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of all shares of our common stock as of the record date, by:

• each person who beneficially owns 5% or more of our outstanding shares of common stock;

• each of our directors and executive officers; and

• all of our directors and executive officers as a group.

The address of each of the persons listed below is c/o Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10694.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)
	Pre-Reverse Split	Post-Reverse Split
James D. Burchetta (3)	12,300,000	1,230,000	34.64%
Charles S. Brofman (4)	15,800,000	1,580,000	44.50%
Katherine A. Dering (5)	1,000,000	100,000	3.26%
Richard G. Rosa (6)	3,300,000	330,000	10.15%
Lawrence E. Dwyer, Jr. (7)	1,003,330	100,333	3.36%
William M. Mooney, Jr. (8)	5,259,900	525,990	15.12%
Alan M. Silberstein (9)	3,025,000	302,500	9.25%
All directors and executive officers as a group (7 individuals)	41,188,230	4,118,823	78.11%
________________________

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after November __, 2005, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 29,703,900 pre-reverse split shares of common stock outstanding as of November __, 2005, and 2,970,390 post-reverse split shares of common stock.

(3)	Includes stock options to purchase 580,000 shares of common stock, exercisable at $5.00 per share on a post-reverse split basis.

(4)
Includes 800,000 shares held by Arisean Capital Ltd., a corporation controlled by Mr. Brofman, and stock options to purchase 580,000 shares of common stock, exercisable at $5.00 per share on a post-reverse split basis.

(5)	Consists of stock options to purchase 100,000 shares of common stock, exercisable at $5.00 per share on a post-reverse split basis.

(6)	Includes stock options to purchase 280,000 shares of common stock, 50,000 shares exercisable at $10.00 per share, and 230,000 shares exercisable at $5.00 per share, both on a post-reverse split basis.

(7)	Includes stock options to purchase 18,333 shares of common stock, exercisable at $10.00 per share on a post-reverse split basis.

(8)
Includes stock options to purchase 508,500 shares of common stock, 43,500 shares exercisable at $2.00 per share, 60,000 shares exercisable at $10.00 per share, and 405,000 shares exercisable at $5.00 per share, all on a post-reverse split basis.

(9)	Includes stock options to purchase 300,000 shares of common stock, exercisable at $5.00 per share on a post-reverse split basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. All such persons have filed all reports.

COPIES OF PUBLIC FILINGS

We will furnish a copy of our annual report on Form 10-KSB for the year ended December 31, 2004, our quarterly reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005, and our registration statement on Form SB-2 (No. 333-128749) filed September 30, 2005, and any exhibit referred to in those filings without charge to each person to whom this information statement is delivered upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request. Any request should be directed to our corporate secretary at 707 Westchester Avenue, Suite L7, White Plains, New York 10604, telephone (914) 949-5500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about its public reference room. Most of our filings also are available to you free of charge at the SEC’s website at http://www.sec.gov or on our website at http://www.debtresolve.com.

By order of the board of directors,

James D. Burchetta
Co-Chairman, President and Chief Executive Officer

Attachment A

RESOLUTIONS TO BE ADOPTED BY THE
STOCKHOLDERS OF
DEBT RESOLVE, INC.
(the “Company”)

RESOLVED, that the grant of discretionary authority to the board of directors to implement a reverse stock split of the Company's issued and outstanding common stock on the basis of one post-reverse split share for up to every ten pre-reverse split shares within 120 days after the Company's information statement on Schedule 14C dated November __, 2005, but before the closing of the proposed initial public offering of the Company’s shares, is hereby approved in all respects; and

RESOLVED FURTHER, that the Company's 2005 Incentive Compensation Plan, included as Attachment B to the Company's information statement on Schedule 14C, dated November __, 2005, is hereby approved in all respects; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to take any and all actions, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company, all such instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the transactions contemplated by the foregoing resolutions.

Attachment B

2005 Incentive Compensation Plan